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Exhibit 3.5

                       SIMON DEBARTOLO GROUP, INC.

                         ARTICLES SUPPLEMENTARY

     Simon DeBartolo Group, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     FIRST: The terms of the 4,000,000 shares of Series A Preferred Stock, par value $.0001 per share, of the Company contained in Article SIXTH, paragraph (c-2)(1) of the Articles of Amendment and Restatement dated and filed with the Department on October 26, 1995 are as follows:

               "All shares of Series A Preferred Stock redeemed , purchased, exchanged or otherwise acquired by the Corporation as provided in this paragraph (c-2) shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of capital stock and reclassified as Common Stock, and may thereafter be issued or reclassified, but not as Series A Preferred Stock."

All of the issued shares of Series A Preferred Stock having been since redeemed, purchased or otherwise acquired by the Corporation, the Board of Directors has approved the filing of these Articles Supplementary to reclassify such shares (together with any unissued shares of Series A Preferred Stock) back into 4,000,000 shares of Common Stock, par value $.0001 per share.

     SECOND: As a result of the redemption of Series A Preferred Stock and the reclassification described herein, the Corporation's authorized capital stock currently consists of the following:

         375,796,000 shares of Common Stock, par value $.0001 per share

         12,000,000 shares of Class B Common Stock, par value $.0001 per share

         4,000 shares of Class C Common Stock, par value $.0001 per share

         250,000,000 shares of Excess Stock, par value $.0001 per share

         9,200,000 shares of 8-3/4% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share

         3,000,000 shares of 7.89% Series C Cumulative Step-up Premium Rate Preferred Stock, par value $.0001 per share

     THIRD: No amendment to the Charter of the Corporation is effected by these Articles Supplementary, the purpose hereof being to record the reclassification of the shares of Series A Preferred Stock of the Corporation.
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     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by it Secretary on January 28, 1998.

WITNESS:                      SIMON DeBARTOLO GROUP, INC.


/s/ James M. Barkley          By:/s/ David Simon
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James M. Barkley                 David Simon
Secretary                        Chief Executive Officer




     THE UNDERSIGNED, Chief Executive Officer of Simon DeBartolo Group, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                              /s/ David Simon
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                              David Simon
                              Chief Executive Officer
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